EXHIBIT 10.3

TERMINATION AGREEMENT

This TERMINATION AGREEMENT (this “Agreement”) is dated as of June 1, 2011 by and between Spirit Airlines, Inc., a Delaware corporation (the “Company”) and Indigo Partners LLC (the “Consultant”). Each of the Company and the Consultant are sometimes referred to herein individually, as a “Party” and, together as the “Parties.”

RECITALS

WHEREAS, the Parties are parties to that certain Professional Services Agreement, dated as of July 13, 2006 (the “Services Agreement”); and

WHEREAS, subject to the provisions hereof, the Parties desire to terminate their respective responsibilities and obligations arising under the Services Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein made, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT

Article I.	Termination of Services Agreement

Section 1.01 Pursuant to Section 11 of the Services Agreement, each of the Parties hereby acknowledges and agrees that effective immediately, the Services Agreement is hereby terminated in its entirety, that the Services Agreement is of no further force or effect, and that the Parties have no further rights, obligations, duties or liabilities under the Services Agreement or in respect thereof, provided, however, that Sections 7 and 8 of the Services Agreement shall survive the termination thereof, and provided further that nothing herein shall modify the obligations of the parties hereto pursuant to Section 1.1 of that certain Amendment No. 1, dated as of May 25, 2011, to the Recapitalization Agreement, dated as of September 17, 2010, by and among the Company, the Consultant and the other parties named therein.

Article II.	Miscellaneous

Section 2.01 Each Party hereto from time to time hereafter, and upon request, shall execute, acknowledge and deliver such other instruments as reasonably may be required to carry out the terms and conditions of this Agreement.

Section 2.02 This Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors, heirs and assigns (including any successor entity to the Company).

Section 2.03 This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 2.04 This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

Section 2.05 The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

Section 2.06 This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

INDIGO PARTNERS LLC

By:	/s/ William A. Franke

Its:	President and Managing Partner

[Signature Page to Termination Agreement]

SPIRIT AIRLINES, INC.

By:	/s/ Thomas Canfield

Its:	SVP, General Counsel & Secretary

[Signature Page to Termination Agreement]